EXHIBIT 99.1

Contacts: LaDuane Clifton, The LGL Group, Inc.:                                                                              (407) 298-2000
                 Email: lclifton@lglgroup.com

                 Victor Emmanuel, VJE Consultants:                                                                                     (914) 305-5198

The LGL Group, Inc. Reports 69.3% Revenue Increase from Third Quarter 2009; Net Income is $1,978,000 Compared with ($951,000) Loss in Third Quarter 2009

Earnings per Share was $0.88 Compared with Loss per Share of
($0.43) for Third Quarter 2009

ORLANDO, FL, November 10, 2010 – The LGL Group, Inc. (NYSE Amex: LGL) (the “Company”), today announced results for the quarter ended September 30, 2010.

Revenues Increase 69.3% from Third Quarter 2009, with Basic and Diluted EPS of $0.88

Total revenues for the three-month period ended September 30, 2010 were approximately $12,397,000, an increase of 69.3% from the comparable period in 2009. Net income for the three-month period ended September 30, 2010 was approximately $1,978,000, compared with a net loss of approximately ($951,000) for the comparable period in 2009.  Basic and diluted earnings per share was $0.88 for the three-month period ended September 30, 2010, compared to loss per share of ($0.43) for the comparable period in 2009.

Total revenues for the nine-month period ended September 30, 2010 were approximately $35,633,000, an increase of 61.2% from the comparable period in 2009.  Net income for the nine-month period ended September 30, 2010 was approximately $5,221,000, compared with a net loss of approximately ($2,897,000) for the comparable period in 2009.  Basic and diluted earnings per share was $2.32 for the nine months ended September 30, 2010, compared with a loss per share of ($1.32) for the nine months ended September 30, 2009.

“Revenue growth during third quarter 2010 continued to be fueled by increased demand for existing products in both our Telecom and MISA market segments, as well as the expansion of the Company’s product portfolio through the introduction of new lines of cavity filters and double-oven oscillators,” said Greg Anderson, LGL’s President and Chief Executive Officer.  “The Company continues to execute its strategy to keep costs in line and deliver results for stockholders while strategically investing in product opportunities that will expand and enhance the Company’s value offering to customers.

Foreign Sales Increase By 52.0%

Increase in demand continued to be reflected in foreign sales, primarily to Asia, which grew 52.0% to approximately $5,724,000 for the quarter ended September 30, 2010, compared to approximately $3,765,000 for the comparable period in 2009.  The Company’s new sales office in Shanghai, China was fully registered with the Chinese government during the quarter ended September 30, 2010, reflecting the Company’s continuing commitment to attract and service new and existing customers in that region.

The Company also achieved improved gross margins, which grew to 37.6% for the three months ended September 30, 2010, which is a 17.9 percentage point increase compared to the comparable period in 2009.  This improvement led directly to improved net income, which rose to approximately $1,978,000 and $5,221,000 for the three and nine months ended September 30, 2010, respectively.  Basic and diluted earnings per share rose to $0.88 and $2.32 for the three and nine months ended September 30, 2010, respectively, as compared to losses per share of ($0.43) and ($1.32), for the comparable periods in 2009, respectively.  Due to the utilization of our U.S. net operating losses, and the corresponding release of the valuation allowance against our otherwise recognizable U.S. net deferred tax assets, the Company’s estimated consolidated annual effective tax rate as of September 30, 2010 was 3.9%.

Improvements in gross margin and in net income are due primarily to the increases in revenues compared to the comparable periods in 2009, which improved gross margin by spreading fixed infrastructure costs over a larger revenue base, and the Company’s implementation of its plan to effect permanent structural cost reductions in overhead expenses.  Mr. Anderson noted “The Company’s improved structural cost base had a favorable impact on our third quarter operating results.  Our leadership team remains committed to sustaining ongoing improvement in its operating metrics and seeking opportunities to leverage our platform to create stockholder value through both organic and strategic investments.”

Working Capital Nearly Doubles to $10.9MM

Working capital increased to $10,904,000 as of September 30, 2010, compared to $5,466,000 as of December 31, 2009, an increase of 99.5%.  The increase in working capital was primarily due to increases in accounts receivable and inventory balances, offset by increases in accounts payable and accrued commissions expenses, which are the result of increased production activity commensurate with the increase in revenues.  In addition, on September 30, 2010, the Company repaid the remaining $2,282,000 of principal and interest due under its term loan with RBC Bank and terminated the related loan agreement.  Also, the Company’s balance under its revolving credit facility with First National Bank of Omaha was $0 as of September 30, 2010.

Mr. Anderson said “The retirement of the RBC term loan was a significant signal to the Company’s stakeholders that we are improving our capital structure as we generate cash from operations.  However, we continue to pursue various options to improve our balance sheet and related operating  flexibility, including expanding into new banking relationships, the procurement of equity funding, and the pursuit of strategic joint ventures, all while maintaining a competitive mix of debt and equity for long-term value creation.”

The Company also announced that the Board of Directors intends to grant a one-time discretionary award of stock options to senior management.  The stock options will be designed to align management with the objective of increasing stockholder value and will have an exercise price to be determined by the Board of Directors prior to the end of the year.  “The alignment of incentives for management with creating stockholder value is a vital step in supporting the Company’s growth strategy, which includes (i) building stockholder value by making incremental investments in its core business, (ii) exploring joint venture opportunities to gain access to intellectual property or expand capacity, (iii) seeking synergistic mergers and acquisition opportunities, and (iv) exploring true greenfield investments that will bring new markets, new customers and diversified product offerings,” according to Mr. Anderson.

Strong Shipments Moderates Order Backlog

The Company’s backlog was $11,973,000 as of September 30, 2010, which was a decrease of 16.7% compared to the backlog of approximately $14,373,000 as of June 30, 2010.  The reduction in backlog was primarily due to softer short-term demand in repeat orders from customers in our Telecom market segment combined with strong shipments from our production facilities during the third quarter 2010.

Investor’s Conference Call Scheduled for Thursday, November 11, 2010 at 10:00 AM EST

An investor conference call is scheduled for Thursday, November 11, 2010 at 10:00 a.m. EST.  The Company will discuss its results for the fiscal quarter ended September 30, 2010, its earnings report and other recent Company information.  LGL Group President and Chief Executive Officer, Greg Anderson, will host the audio event.

Participants can access the conference call at (800) 895-0231 for domestic callers and (785) 424-1054 for international callers.  The conference ID is LGLIR111.

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly owned subsidiary MtronPTI, manufactures and markets highly engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in infrastructure equipment for the telecommunications and network equipment industries.  They are also used in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems. The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India.  MtronPTI also has sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact R. LaDuane Clifton, Chief Accounting Officer, The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company’s Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in the LGL Group’s filings with the SEC.

THE LGL GROUP, INC.
Consolidated Condensed Statements of Operations - UNAUDITED

(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

REVENUES	$12,397	$7,321	$35,633	$22,099
Cost and expenses:
Manufacturing cost of sales	7,741	5,879	22,779	17,623
Engineering, selling and administrative	2,465	2,287	7,108	7,173
Total Cost and Expenses	10,206	8,166	29,887	24,796
OPERATING INCOME (LOSS)	2,191	(845)	5,746	(2,697)
Total Other Income (Expense)	(124)	(101)	(310)	(237)
INCOME (LOSS) BEFORE INCOME TAXES	2,067	(946)	5,436	(2,934)
Income tax benefit (provision)	(89)	(5)	(215)	37

NET INCOME (LOSS)	$1,978	$(951)	$5,221	$(2,897)

Weighted average number of shares used in basic and diluted net income (loss) per common share calculation.	2,249,416	2,205,460	2,246,390	2,194,429

BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE	$0.88	$(0.43)	$2.32	$(1.32)

THE LGL GROUP, INC.
Condensed Consolidated Balance Sheets – UNAUDITED

(In Thousands)
	September 30, 2010	December 31, 2009 (A)
ASSETS
Current Assets:
Cash and cash equivalents	$2,255	$3,816
Accounts receivable, less allowances of $131 and $259, respectively	6,666	4,779
Inventories	6,694	5,348
Prepaid expenses and other current assets	293	412
Total Current Assets	15,908	14,355
Property, plant and equipment, net	3,572	3,725
Other assets	398	488
Total Assets	$19,878	$18,568
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	5,004	8,889
Long-term debt, net of current portion	446	669
Total Liabilities	5,450	9,558
Stockholders’ Equity	14,428	9,010
Total Liabilities and Stockholders’ Equity	$19,878	$18,568

(A)
The Condensed Consolidated Balance Sheet as of December 31, 2009 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.